Exhibit 5.1

BRIGGS AND MORGAN

Professional Association

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

July 25, 2007

Board of Directors

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

Re:	CapSource Financial, Inc. Our File No.: 37600.00014

Gentlemen:

We have acted as counsel to CapSource Financial, Inc., a Colorado corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), by the Company of the resale of 18,086,265 shares of common stock, par value $0.01 per share, which includes 8,562,124 shares of common stock held by selling shareholders (“Shares”), 47,143 shares of common stock issuable by the Company pursuant to a compensatory arrangement with a member of the Company’s management (the “Compensatory Shares”) and 9,476,998 shares of common stock underlying warrants (the “Warrant Shares”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Company’s Registration Statement on Form SB-2/A No. 4 (the “Registration Statement”) relating to the Shares, Compensatory Shares, and Warrant Shares dated today and proposed to be filed with the Securities and Exchange Commission, (b) the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company; and (c) Resolutions of the Board of Directors of the Company.

In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or certified such additional facts as we deem necessary or appropriate for purposes of this opinion. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable and, when the Registration Statement becomes effective under the Act, when the Compensatory Shares have been issued by the Company, and when the Warrant Shares have been issued by the Company and exercised and paid for as contemplated in the Registration Statement, they will be legally issued, fully paid and non-assessable.

The opinion is provided for the benefit of the addressee hereof and is not to be relied upon by another person or party. Nevertheless, we hereby consent to use of this opinion and to all references to our firm in or made part of the Registration Statement and any amendments thereto.

Very truly yours,

/s/ BRIGGS AND MORGAN, P.A.

Briggs and Morgan, P.A.